ARTICLES OF ASSOCIATION

OF

STRATASYS LTD.

A COMPANY LIMITED BY SHARES

UNDER THE COMPANIES LAW - 1999

1.	INTERPRETATION.

	1.1.	In these Articles, unless the context requires another meaning the words in the first column of the following table shall have the meanings set opposite them in the second column:

		“Articles”	these Articles of Association, as amended from time to time by a Resolution (as defined below);

		“Auditors”	the auditors of the Company;

		“Board of Directors” or the “Board”	all of the directors of the Company, including elected directors and the chairman, holding office pursuant to these Articles, including alternates, substitutes or proxies;

		“Cause”	shall mean any of the following: (A) conviction (including conviction on a nolo contendere plea) of (i) a crime involving the commission by an Office holder of a felony or (ii) a criminal act intended to result directly or indirectly in substantial gain or personal enrichment to an Office Holder at the expense of the Company, but excluding any such conviction that results solely from such Office Holder’s title or position with the Company and is not based on his or her personal conduct; or (B) willful misconduct or gross negligence in connection with the business of the Company or an affiliate that results in material damage to the Company or the affiliate or to their respective businesses, whether monetary or otherwise;

		“Chief Executive Officer”	chief executive officer of the Company;

		“Chairman of the Board of Directors”	as defined in Article 79;

		“Class A Directors”	all of the directors of the Company appointed by Objet under the Merger Agreement, which classification is applicable only during the Initial Term;

“Class B Directors”	all of the directors of the Company appointed by Stratasys under the Merger Agreement, which classification is applicable only during the Initial Term;

“Class A External Director”

the External Director nominated by Objet pursuant to the terms of the Merger Agreement and any successor person nominated by the Class A Directors as an External Director in accordance with these Articles;

“Class B External Director”	the External Director nominated by Stratasys pursuant to the terms of the Merger Agreement and any successor person nominated by the Class B Directors as an External Director in accordance with these Articles;

“Companies Law” or the “Law”	the Companies Law, 5759-1999, of the State of Israel, as amended from time to time, or any other law which may come in its stead, including all amendments made thereto;

“Company”	Stratasys Ltd., which was named Objet Ltd. prior to the Effective Time;

“Effective Time”	the closing of the Merger as defined in the Merger Agreement, at which time these Articles shall first become effective.

“Elected Director/s”	a member or members of the Board of Directors elected to hold office as director(s);

“External Directors”	as defined in the Companies Law;

“General Meetings”	all annual and extraordinary meetings of the shareholders of the Company;

“Merger”	the merger of Sun, Inc, with and into Oaktree Merger, Inc., a Delaware corporation and wholly owned indirect subsidiary of the Company (“Merger Sub”), pursuant to the General Corporation Law of Delaware and pursuant to which Stratasys, Inc. will become a wholly owned indirect subsidiary of the Company;

“Merger Agreement”	the Agreement and Plan of Merger dated as of April 13, 2012, among Stratasys Inc, the Company and Merger Sub;

“Incapacitated Person”	according to the meaning thereof under the Legal Capacity and Guardianship Law, 5722-1962, of the State of Israel, as amended from time to time, including a minor who has not yet attained the age of 18 years, a person unsound of mind and a bankrupt in respect of whom no rehabilitation has been granted;

“Initial Term”	such period commencing at the Effective Time and ending on the second anniversary of the Effective Time;

“Month” or “Year”	according to the Gregorian calendar;

“NIS”	New Israeli Shekels;

“Office”	the registered office of the Company at that time;

“Office Holder”	as defined in the Companies Law;

“Person”	includes an individual, corporation, company, cooperative society, partnership, trust of any kind or any other body of persons, whether incorporated or otherwise;

“Register”	the Register of Shareholders administered in accordance with Section 127 of the Law;

“Resolution”

a resolution of shareholders of the Company, including a resolution approving a merger, which, except as required under the Law or these Articles, shall be adopted by a majority of voting power present and voting at the applicable General Meeting, in person or by proxy;

“Stratasys, Inc”	Stratasys, Inc, a Delaware corporation;

“U.S. Rules”	the rules of the NASDAQ Stock Market and the U.S. securities rules and regulations, as amended from time to time;

“writing”	handwriting, typewriting, photography, telex, email or any other legible form of writing.

	1.2.	Words and expressions defined in the Memorandum of Association of the Company shall have the meanings in these Articles as ascribed to them therein.

	1.3.	Subject to the provisions of this Article 1, in these Articles, unless the context necessitates another meaning, terms and expressions which have been defined in the Companies Law shall have the meanings ascribed to them therein.

	1.4.	Words in the singular shall also include the plural, and vice versa. Words in the masculine shall include the feminine and vice versa, and words which refer to persons shall also include corporations, and vice versa.

	1.5.	The captions to articles in these Articles are intended for the convenience of the reader only, and no use shall be made thereof in the interpretation of these Articles.

LIMITED LIABILITY

2.	The Company is a limited liability company and therefore each shareholder’s obligations for the Company’s obligations shall be limited to the payment of the nominal value of the shares held by such shareholder, subject to the provisions of the Companies Law.

THE COMPANY’S OBJECTIVES

3.		The Company’s objectives are to conduct all types of business as are permitted by law. The Company may donate a reasonable amount of money for any purpose that the Board of Directors finds appropriate, even if the donation is not for business considerations or for the purpose of achieving profits for the Company.

THE BUSINESS

4.		Any branch or type of business that the Company is authorized to engage in, either expressly or implied, may be commenced or engaged in by the Board of Directors at all or any time as it deems fit. The Board of Directors, at its own discretion, shall be entitled to cease the conduct of any such branch or type of business, whether or not the actual conduct thereof has commenced.

REGISTERED OFFICE

5.		The registered office shall be at such place as is decided from time to time by the Board of Directors.

SHARE CAPITAL

6.		Pursuant to the reclassification of the share capital of the Company as constituted immediately prior to the Effective Time in accordance with the articles of association of the Company as in effect immediately prior to the Effective Time (the “Prior Articles”), at the Effective Time, the share capital of the Company shall consist of NIS 600,000 divided into 60,000,000 Ordinary Shares, of a nominal value of NIS 0.01 each (the “Ordinary Shares”). Such number of Ordinary Shares reflects (i) the automatic conversion of all preferred shares and ordinary shares of the Company in accordance with the Company’s Prior Articles into Ordinary Shares, (ii) the conversion of all options, warrants, and other rights to purchase securities of the Company (“Convertible Securities”) outstanding immediately prior to the Effective Time and exercisable for ordinary shares or preferred shares of the Company, into Convertible Securities exercisable for Ordinary Shares, and (iii) a reverse stock split in the amount of 1-for-8.691 and reduction in the Company’s authorized share capital from NIS 5,000,000 to NIS 600,000 and a corresponding reduction in the nominal value per share from NIS 0.08333 to NIS 0.01. The powers, preferences, rights, restrictions, and other matters relating to the Ordinary Shares are as set forth in the Articles.

7.	RIGHTS ATTACHING TO THE ORDINARY SHARES.

	7.1.	The Ordinary Shares in respect of which all calls have been fully paid shall confer on the holders thereof the right to attend and to vote at General Meetings of the Company, both ordinary as well as extraordinary meetings. At General Meetings of the Company every holder of an Ordinary Share in respect of which all of the calls on such share have been paid in full, who is personally present or represented by proxy, shall have 1 (one) vote in respect of such Ordinary Share held by him, without reference to the nominal value thereof.

	7.2.	The Ordinary Shares shall confer on a holder thereof the right to receive a dividend, to participate in a distribution of bonus shares and to participate in the distribution of the assets of the Company upon its winding-up, pro rata to the nominal amount paid up on the shares or credited as paid up in respect thereof, and without reference to any premium which may have been paid in respect thereof.

	7.3.	Except as may expressly provided in these Articles, all Ordinary Shares shall rank pari passu in all respects.

8.	MODIFICATION OF CLASS RIGHTS.

	8.1.	Subject to applicable law, if at any time the share capital of the Company is divided into different classes of shares and unless the terms of issue of such class of shares otherwise stipulate, the rights attaching to any class of shares (including rights prescribed in the terms of issue of the shares) may be altered, modified or canceled, by a Resolution passed at a separate General Meeting of the shareholders of that class.

	8.2.	The provisions contained in these Articles with regard to General Meetings shall apply, mutatis mutandis as the case may be, to every such General Meeting of the holders of each class of the Company’s shares.

	8.3.	The special rights conferred on the holders of shares or any class of shares which have been issued, including without limitation shares issued with preferential rights or other special rights, shall not be deemed to have been altered by the creation or issue of additional shares ranking pari passu with them, unless otherwise stipulated in the conditions of issue of such shares.

9.	ISSUANCE OF PREFERRED SHARES

Without prejudice to the special rights conferred on the holders of shares or debentures of the Company, the Company may issue shares having preferred or deferred rights, or may issue redeemable preference shares and may redeem same on such conditions and in such manner as the Company shall decide, subject to the provisions of any applicable law, from time to time, or may issue shares having special rights in regard to the distribution of dividends, voting rights, rights on winding-up or in connection with any other matters, as the Company may from time to time decide.

10.	UNISSUED SHARE CAPITAL

The unissued shares in the capital of the Company shall be under the control of the Board of Directors, which shall be entitled to allot or otherwise grant the same to such persons under such restrictions and conditions as it shall deem fit, whether for consideration or otherwise, and whether for consideration in cash or for consideration which is not in cash, above their nominal value or at a discount, all on such conditions, in such manner and at such times as the Board of Directors shall deem fit, subject to the provisions of the Law. The Board of Directors shall be entitled, inter alia, to differentiate between shareholders with regard to the amounts of calls in respect of the allotment of shares (to the extent that there are calls) and with regard to the time for payment thereof. The Board of Directors may also issue options or warrants for the purchase of shares of the Company and prescribe the manner of the exercise of such options or warrants, including the time and price for such exercise and any other provision which is relevant to the method for distributing the issued shares of the Company amongst the purchasers thereof.

11.	The Board of Directors shall be entitled to prescribe the times for the issue of shares of the Company and the conditions therefor and any other matter which may arise in connection with the issue thereof.

12.	In every case of a rights offering the Board of Directors shall be entitled, in its discretion, to resolve any problems and difficulties arising or that are likely to arise in regard to fractions of rights, and without prejudice to the generality of the foregoing, the Board of Directors shall be entitled to specify that no shares shall be allotted in respect of fractions of rights, or that fractions of rights shall be sold and the (net) proceeds shall be paid to the persons entitled to the fractions of rights, or, in accordance with a decision by the Board of Directors, to the benefit of the Company.

INCREASE OF AND ALTERATIONS TO CAPITAL

13.	The Company may, from time to time, by a Resolution, increase its share capital by way of the creation of new shares, whether or not all the existing shares have been issued up to the date of the Resolution, whether or not it has been decided to issue same, and whether or not calls have been made on all the issued shares.

14.	The increase of capital shall be in such amount and divided into shares of such nominal value, and with such restrictions and conditions and with such rights and privileges as the Resolution dealing with the creation of the shares prescribes, subject to the special rights of an existing class of shares, and if no provisions are contained in the Resolution, then as the Board of Directors shall prescribe.

15.	Unless otherwise stated in the Resolution approving the increase of the share capital, the new shares shall be subject to those provisions in regard to issue, allotment, alteration of rights, payment of calls, liens, forfeiture, transfer, transmission and other provisions which apply to the shares of the Company.

16.	By Resolution, the Company may, subject to any applicable provisions of the Law:

	16.1.	consolidate its existing share capital, or any part thereof, into shares of a larger denomination than the existing shares:

	16.2.	sub-divide its share capital, in whole or in part, into shares of a smaller denomination than the nominal value of the existing shares and without prejudice to the foregoing, one or more of the shares so created may be granted any preferred or deferred rights or any special rights with regard to dividends, participation in assets upon winding-up, voting and so forth, subject to the provisions of these Articles;

	16.3.	reduce its share capital; or

	16.4.	cancel any shares which on the date of passing of the Resolution have not been issued and to reduce its share capital by the amount of such shares.

17.	In the event that the Company shall adopt any of the Resolutions described in Article 16 above, the Board of Directors shall be entitled to prescribe arrangements necessary in order to resolve any difficulty arising or that is likely to arise in connection with such Resolutions, including in the event of a consolidation, in which it shall be entitled to prescribe which shares shall be consolidated into a particular class of shares, and may cause the transfer of fractional shares by certain shareholders of the Company to other shareholders thereof so as to most expediently preclude or remove any fractional shareholdings, and cause the transferees of such fractional shares to pay the transferors thereof the fair value thereof, and the Board of Directors is hereby authorized to act in connection with such transfer, as agent for the transferors and transferees of any such fractional shares, with full power of substitution, for the purposes of implementing the provisions of this Article 17.

SHARE CERTIFICATES

18.	To the extent shares are certificated, share certificates evidencing title to the shares of the Company shall be issued under the seal or rubber stamp of the Company, and together with the signatures of two members of the Board of Directors, or one director together with the Chief Executive Officer. The Board of Directors shall be entitled to decide that the signatures be effected in any mechanical or electronic form, provided that the signature shall be effected under the supervision of the Board of Directors in such manner as it prescribes.

19.	Every shareholder shall be entitled, free of charge, to one certificate in respect of all the shares of a single class registered in his name in the Register.

20.	The Board of Directors shall not refuse a request by a shareholder to obtain several certificates in place of one certificate, unless such request is, in the opinion of the Board of Directors, unreasonable. Where a shareholder has sold or transferred some of his shares, he shall be entitled, free of charge, to receive a certificate in respect of his remaining shares, provided that the previous certificate is delivered to the Company before the issuance of a new certificate.

21.	Every share certificate shall specify the number of the shares in respect of which such certificate is issued and also the amounts which have been paid up in respect of each share.

22.	No person shall be recognized by the Company as having any right to a share unless he is the registered owner of the shares in the Register. The Company shall not be bound by and shall not recognize any right or privilege pursuant to the laws of equity, or a fiduciary relationship or a chose in action, future or partial, in any share, or a right or privilege to a fraction of a share, or (unless these Articles otherwise direct) any other right in respect of a share, except the absolute right to the share as a whole, where same is vested in the owner registered in the Register.

23.	A share certificate registered in the names of two or more persons shall be delivered to one of the joint holders, and the Company shall not be obliged to issue more than one certificate to all the joint holders of shares and the delivery of such certificate to one of the joint holders shall be deemed to be delivery to all of them.

24.	If a share certificate should be lost, destroyed or defaced, the Board of Directors shall be entitled to issue a new certificate in its place, provided that the certificate is delivered to it and destroyed by it, or it is proved to the satisfaction of the Board of Directors that the certificate was lost or destroyed and security has been received to its satisfaction in respect of any possible damages and after payment of such amount as the Board of Directors shall prescribe.

CALLS ON SHARES

25.	The Board of Directors may from time to time, in its discretion, make calls on shareholders in respect of amounts which are still unpaid in respect of the shares held by each of the shareholders (including premiums), and the terms of issue which do not prescribe that same be paid at fixed times, and every shareholder shall be obliged to pay the amount of the call made on him, at such time and at such place as stipulated by the Board of Directors.

26.	In respect of any such call, prior notice of at least 14 (fourteen) business days shall be given, stating to whom the amount called is to be paid, the time for payment and the place thereof, provided that prior to the due date for payment of such call, the Board of Directors may, by written notice to the shareholders to which the call was made, cancel the call or extend the date of payment thereof.

27.	If according to the terms of issue of any share, or otherwise, any amount is required to be paid at a fixed time or in installments at fixed times, whether the payment is made on account of the share capital in respect of the share or in form of a premium, every such payment or every such installment shall be paid as if it was a call duly made by the Board of Directors, in respect of which notice was duly given, and all the provisions contained in these Articles in regard to calls shall apply to such amount or to such installment.

28.	Joint holders of a share shall be jointly and severally liable for the payment of all installments and calls due in respect of such share.

29.	In the event that a call or installment due on account of a share is not paid on or before the date fixed for payment thereof, the holder of the share, or the person to whom the share has been allotted, shall be obliged to pay linkage differentials and interest on the amount of the call or the installment, at such rate as shall be determined by the Board of Directors, commencing from the date fixed for the payment thereof and until the date of actual payment. The Board of Directors may, however, waive the payment of the linkage differentials or the interest or part thereof.

30.	A shareholder shall not be entitled (i) to receive a dividend or (ii) to exercise any right as a shareholder, including but not limited to, the right to attend and vote at a General Meeting of any type and to transfer the shares to another; unless he has paid all the calls payable from time to time and which apply to any of his shares, whether he holds same alone or jointly with another, plus linkage differentials, interest and expenses, if any.

31.	The Board of Directors may, if it deems fit, accept payment from a shareholder wishing to advance the payment of all moneys which remain unpaid on account of his shares, or part thereof which are over and above the amounts which have actually been called, and the Board of Directors shall be entitled to pay such shareholder linkage differentials and interest in respect of the amounts paid in advance, or that portion thereof which exceeds the amount called for the time being on account of the shares in respect of which the advance payment is made, at such rate as is agreed upon between the Board of Directors and the shareholder, with this being in addition to dividends payable (if any) on the paid-up portion of the share in respect of which the advance payment is made.

The Board of Directors may, at any time, repay the amount paid in advance as aforesaid, in whole or in part, in its sole discretion.

FORFEITURE AND LIEN

32.	If a shareholder fails to make payment of any call or other installment on or before the date fixed for the payment thereof, the Board of Directors may, at any time thereafter and for as long as the part of the call or installment remains unpaid, serve on him a notice demanding that he make payment thereof, together with the linkage differentials and interest at such rate as is specified by the Board of Directors and all the expenses incurred by the Company in consequence of such non-payment.

33.	The notice shall specify a further date, which shall be at least 14 business days after the date of the delivery of the notice, and a place or places at which such call or installment is to be paid, together with linkage differentials and interest and expenses as aforesaid. The notice shall further state that, if the amount is not paid on or before the date specified, and at the place mentioned in such notice, the shares in respect of which the call was made, or the installment is due, shall be liable to forfeiture.

34.	If the demands contained in such notice are not complied with the Board of Directors may treat the shares in respect of which the notice referred to in Articles 32 and 33 was given as forfeited. Such forfeiture shall include all dividends, bonus shares and other benefits which have been declared in respect of the forfeited shares which have not actually been paid prior to the forfeiture.

35.	Any share so forfeited or waived shall be deemed to be the property of the Company and the Board of Directors shall be entitled, subject to the provisions of these Articles and the Law, to sell, re-allot or otherwise dispose thereof, as it deems fit, whether the amount paid previously in respect of that share is credited, in whole or in part.

36.	The Board of Directors may, at any time before any share forfeited as aforesaid is sold or re-allotted or otherwise dispose of, cancel the forfeiture on such conditions as it deems fit.

37.	Any person whose shares have been forfeited shall cease to be a shareholder in respect of the forfeited shares, but shall, nonetheless remain liable for the payment to the Company of all calls, installments, linkage differentials, interest and expenses due on account of or in respect of such shares on the date of forfeiture, in respect of the forfeited shares, together with interest on such amounts reckoned from the date of forfeiture until the date of payment, at such rate as the Board of Directors shall from time to time specify. However, his liability shall cease after the Company has received all the amounts called in respect of the shares. The Board of Directors shall be entitled to collect the moneys which have been forfeited, or part thereof, as it shall deem fit, but it shall not be obliged to do so.

38.	The provisions of these Articles in regard to forfeiture shall also apply to cases of non-payment of any amount, which, according to the terms of issue of the share, or which under the conditions of allotment the due date for payment of which fell on a fixed date, whether this be on account of the nominal value of the share or in the form of a premium, as if such amount was payable pursuant to a call duly made and notified.

39.	The Company shall have a first and paramount lien over all the shares which have not been fully paid up and which are registered in the name of any shareholder (whether individually or jointly with others) and also over the proceeds of the sale thereof, as security for the debts and obligations of such shareholder to the Company and his contractual engagements with it, either individually or together with others. This right of lien shall apply whether or not the due date for payment of such debts or the fulfillment or performance of such obligations has arrived, and no rights in equity shall be created in respect of any share, over which there is a lien as aforesaid. The aforesaid lien shall apply to all dividends or benefits which may be declared, from time to time, on such shares, unless the Board of Directors shall decide otherwise.

40.	In order to foreclose on such lien, the Board of Directors may sell the shares under lien at such time and in such manner as, it shall deem fit, but no share may be sold unless the period referred to below has elapsed and written notice has been given to the shareholder, his trustee, liquidator, receiver, the executors of his estate, or anyone who acquires a right to shares in consequence of the bankruptcy of a shareholder, as the case may be, stating that the Company intends to sell the shares, if he or they should fail to pay the aforesaid debts, or fail to discharge or fulfill the aforesaid obligations within 14 business days from the date of the delivery of the notice.

41.	The net proceeds of any such sale of shares, as contemplated by Article 40 above, after deduction of the expenses of the sale, shall serve for the discharge of the debts of such shareholder or for performance of such shareholder’s obligations (including debts, undertaking and contractual engagements, the due date for the payment or performance of which has arrived) and the surplus, if any, shall be paid to the shareholder, his trustee, liquidator, receiver, guardians, or the executors of his estate, or to his successors-in-title.

42.	In every case of a sale following forfeiture or waiver, or for purposes of executing a lien by exercising all of the powers conferred above, the Board of Directors shall be entitled to appoint a person to sign an instrument of transfer of the shares sold, and to arrange for the registration of the name of the buyer in the Register in respect of the shares sold.

43.	An affidavit signed by the Chairman of the Board of Directors that a particular share of the Company was forfeited, waived or sold by the Company by virtue of a lien, shall serve as conclusive evidence of the facts contained therein as against any person claiming a right in the share. The purchaser of a share who relies on such affidavit shall not be obliged to investigate whether the sale, re-allotment or transfer, or the amount of consideration and the manner of application of the proceeds of the sale, were lawfully effected, and after his name has been registered in the Register he shall have a full right of title to the share and such right shall not be adversely affected by a defect or invalidity which occurred in the forfeiture, waiver, sale, re-allotment or transfer of the share.

TRANSFER AND TRANSMISSION OF SHARES

44.	No transfer of shares shall be registered unless a proper instrument of transfer is delivered to the Company or to such other place specified for this purpose by the Board of Directors. Subject to the provisions of these Articles, an instrument of transfer of a share in the Company shall be signed by the transferor and the transferee. The transferor shall be deemed to remain the holder of the share up until the time the name of the transferee is registered in the Register in respect of the transferred share.

45.	Insofar as the circumstances permit, the instrument of transfer of a share shall be drawn up in the form set out below, or in any other form that the Board of Directors may approve (the “Deed of Transfer”).

I _______________, I.D. _______________ of _______________ (the “Transferor”), in consideration for an amount of NIS _______________ (in words) paid to me by _______________ I.D. _______________ of _______________ (hereinafter: the “Transferee”), hereby transfer to the Transferee _______________ ______________ shares of nominal value NIS _______________ each, marked with the numbers _______________ to _______________ (inclusive) of a company known as Stratasys Ltd., to be held by the Transferee, and his successors-in title, under all the same conditions under which I held the same prior to the signing of this instrument, and I, the Transferee, hereby agree to accept the aforementioned share in accordance with the above mentioned conditions.

In witness whereof we have hereunto signed this _____ day of _______ 20__. Transferor _______________ Transferee _______________ Witnesses to Signature _______________

46.	The Company may close the transfer registers and the Register for such period of time as the Board of Directors shall deem fit, provided that such period of time shall not in total exceed 30 (thirty) days each year.

47.	Every instrument of transfer shall be submitted to the Office or to such other place as the Board of Directors shall prescribe, for purposes of registration, together with the share certificates to be transferred, or if no such certificate was issued, together with a letter of allotment of the shares to be transferred, and/or such other proof as the Board of Directors may demand in regard to the transferor’s right of title or his right to transfer the shares. The Board of Directors shall have the right to refuse to recognize an assignment of shares until appropriate security under the circumstances has been provided, as shall be determined by the Board of Directors in a specific case or from time to time in general. Instruments of transfer which serve as the basis for transfers that are registered shall remain with the Company.

48.	The executors of the will or administrator of a deceased shareholder’s estate (such shareholder not being one of a joint owners of a share) or, in the absence of an administrator of the estate or executor of the will, shall be entitled to demand that the Company recognize them as owners of rights in the share. The provisions of Article 47 above shall apply, mutatis mutandis, also in regard to this Article.

49.	In the case of a share registered in the names of two or more Persons, the Company shall recognize only the surviving owners as Persons having rights in the share. However, the aforementioned shall not be construed as releasing the estate of a deceased joint shareholder from any and all undertakings in respect of the shares. Any Person who shall become an owner of shares following the death of a shareholder shall be entitled to be registered as owner of such shares after having presented to an officer of the Company to be designated by the Chief Executive Officer an inheritance order or probation order or order of appointment of an administrator of estate and any other proof as required - if these are sufficient in the opinion of such officer - testifying to such Person’s right to appear as shareholder in accordance with these Articles, and which shall testify to his title to such shares. The provisions of Article 47 above shall apply, mutatis mutandis, also in regard to this Article.

50.	The receiver or liquidator of a shareholder who is a company or the trustee in bankruptcy or the official receiver of a shareholder who is bankrupt, upon presenting appropriate proof to the satisfaction of an officer of the Company to be designated by the Chief Executive Officer that he has the right to appear in this capacity and which testifies to his title, may, with the consent of the Board of Directors (the Board of Directors shall not be obligated to give such consent) be registered as the owner of such shares. Furthermore, he may assign such shares in accordance with the rules prescribed in these Articles. The provisions of Article 47 above shall apply, mutatis mutandis, also in regard to this Article.

51.	A Person entitled to be registered as a shareholder following assignment pursuant to this Article shall be entitled, if approved by the Board of Directors and to the extent and under the conditions prescribed by the Board of Directors, to dividends and any other monies paid in respect of the shares, and shall be entitled to give the Company confirmation of the payments; however, he shall not be entitled to be present or to vote at any General Meeting of the Company or, subject to the provisions of these Articles, to make use of any rights of shareholders, until he has been registered as owner of such shares in the Register.

GENERAL MEETING

52.	A General Meeting shall be held at least once in every year, not later than 15 (fifteen) months after the last General Meeting, at such time and at such place as the Board of Directors shall determine. Such General Meeting shall be called an annual meeting, and all other meetings of the Company’s shareholders shall be called extraordinary meetings.

53.	The Board of Directors may call an extraordinary General Meeting whenever it sees fit to do so.

54.	The Board of Directors shall be obliged to call an extraordinary General Meeting upon a request in writing in accordance with the Law.

55.	The Company shall provide prior notice in regard to the holding of an annual meeting or an extraordinary meeting in accordance with the requirements of these Articles, the Law and the regulations promulgated thereunder. Subject to the provisions of the Law and the regulations promulgated thereunder, in counting the number of days of prior notice given, the day of publication of notice shall not be counted, but the day of the meeting shall be counted. The notice shall specify those items and contain such information as shall be required by the Companies Law, the regulations promulgated thereunder and any other applicable law and regulations. Subject to Article 63 below, in the event that the Company has established that an adjourned meeting shall be held on such date which is later than the date provided for in Section 78(b) of the Law, such later date shall be included in the notice. The Company may add additional places for shareholders to review the full text of the proposed resolutions, including an internet site. The notice shall be provided in the manner prescribed below under the heading “Notices” in Articles 128 to 131 below.

PROCEEDINGS AT GENERAL MEETING

56.	No business shall be conducted at a General Meeting unless a quorum is present, and no resolution shall be passed unless a quorum is present at the time the resolution is voted on. Except in cases where it is otherwise stipulated, a quorum shall be constituted when there are personally present, or represented by proxy, at least 2 (two) shareholders who hold, in the aggregate, at least a majority of the voting rights in the Company. A proxy may be deemed to be 2 (two) or more shareholders pursuant to the number of shareholders he represents.

57.	If within half an hour from the time appointed for the meeting, a quorum is not present, without there being an obligation to notify the shareholders to that effect, the meeting shall be adjourned to the same day, in the following week, at the same hour and at the same place or to a later time and date if so specified in the notice of the meeting, unless such day shall fall on a statutory holiday (either in Israel or in the U.S.), in which case the meeting will be adjourned to the first business day afterwards which is not a statutory holiday.

If the original meeting was convened upon requisition under Section 63 of the Law, one or more shareholders, present in person or by proxy, and holding the number of shares required for making such requisition, shall constitute a quorum at the adjourned meeting, but in any other case any two (2) shareholders present in person or by proxy, shall constitute a quorum at the adjourned meeting.

58.	The Chairman of the Board of Directors, or any other Person appointed for this purpose by the Board of Directors, shall preside at every General Meeting. If within 15 (fifteen) minutes from the time appointed for the meeting, the designated chairman for the meeting shall not be present, the shareholders present at the meeting shall elect one of their number to serve as chairman of the meeting.

59.	Resolutions at the General Meeting shall be passed in accordance with the definition of “Resolution” set forth in Article 1.1 above, unless otherwise required by Law or these Articles. Every vote at a General Meeting shall be conducted according to the number of votes to which each shareholder is entitled on the basis of the number of Ordinary Shares held by him which confer on him a right to vote at the General Meeting.

60.	Where a poll has been demanded, the chairman of the meeting shall accede to the demand. Where the chairman of the meeting held a poll, such poll shall be held in such manner, at such time and at such place as the chairman of the meeting directs, either immediately or after an interval or postponement, or in any other way, and the results of the vote shall be deemed to be the resolution at the meeting at which the poll was demanded. A person demanding a poll may withdraw his demand prior to the poll being held.

61.	A demand for the holding of a poll shall not prevent the continued business of the meeting on all other questions apart of the question in respect of which a poll was demanded.

62.	The announcement by the chairman of the meeting that a Resolution has been passed unanimously or by a particular majority, or has been rejected, and a note recorded to that effect in the Company’s minute book, shall serve as prima facie proof of such fact.

63.	The chairman of a General Meeting may adjourn the meeting from time to time and from place to place if approved by a consent of the holders of a majority of the voting power represented in person or by proxy and voting on the question of adjournment (and shall if so directed by the meeting), but at an adjourned meeting no other matters shall be considered or decided apart from the matters which were on the agenda of the meeting at which it was decided on the adjournment and in respect of which no Resolution was taken. The Company shall not deliver nor shall it be required to give notice in regard to the adjournment or in regard to the matters on the agenda of the adjourned meeting, unless the adjourned meeting is to be held more than 30 (thirty) days after the date of the original meeting, in which case a notice shall be published by the Company.

VOTES OF SHAREHOLDERS

64.	The voting rights of every shareholder entitled to vote at a General Meeting shall be as set forth in Article 7 of these Articles or to any other article herein governing voting rights.

65.	In the case of joint shareholders, the vote of the senior joint holder, given personally or by proxy, shall be accepted, to the exclusion of the vote of the remaining joint shareholders, and for these purposes the senior of the joint shareholders shall be the Person amongst the joint holders whose name appears first in the Register.

66.	A shareholder who is an Incapacitated Person may vote solely through his guardian or other person who fulfills the function of such guardian and who was appointed by a court, and any guardian or other person as aforesaid shall be entitled to vote by way of a proxy, or in such manner as the court directs.

67.	Any corporation which is a shareholder of the Company shall be entitled, by way of resolution of its directors or another organ which manages said corporation, to appoint such person which it deems fit, whether or not he is a shareholder of the Company, to act as its representative at any General Meeting of the Company or at a meeting of a class of shares in the Company which such corporation is entitled to attend and to vote thereat, and the appointed as aforesaid shall be entitled, on behalf of the corporation whom he represents, to exercise all of the same powers and authorities which the corporation itself could have exercised had it been a natural person holding shares of the Company.

68.	Every shareholder of the Company who is entitled to attend and vote at a General Meeting of the Company, shall be entitled to appoint a proxy. A proxy can be appointed by more than one shareholder, and he can vote in different ways on behalf of each principal.

The instrument appointing a proxy shall be in writing signed by the Person making the appointment or by his authorized representative, and if the Person making the appointment is a corporation, the power of attorney shall be signed in the manner in which the corporation signs on documents which bind it, and a certificate of an attorney with regard to the authority of the signatories to bind the corporation shall be attached thereto. The proxy need not be a shareholder of the Company.

69.	The instrument appointing a proxy, or a copy thereof certified by an attorney, shall be lodged at the Office, or at such other place as the Board of Directors shall specify, not less than forty-eight (48) hours prior to the meeting at which the proxy intends to vote on the strength of such instrument of proxy. Notwithstanding the above, the chairman of the meeting shall have the right to waive the time requirement provided above with respect to all instruments of proxies and to accept any and all instruments of proxy until the beginning of a General Meeting. A document appointing a proxy shall be valid for every adjourned meeting of the meeting to which the document relates.

70.	Every instrument appointing a proxy, whether for a meeting specifically indicated, or otherwise, shall, as far as circumstances permit, be in the following form, or in any other form approved by the Board of Directors:

I ______________ of ______________ being a shareholder holding voting shares in Stratasys Ltd., hereby appoint Mr./Ms. ______________ of ______________ or failing him/her, Mr./Ms. ______________ or ______________, or failing him/her, Mr./Ms. ______________ of ______________, to vote in my name, place and stead at the (ordinary/extraordinary) General Meeting of the Company to be held on the ____ of ______20__, and at any adjourned meeting thereof.

In witness whereof I have hereto set my hand on the _____ day of _____

71.	No shareholder shall be entitled to vote at a General Meeting unless he has paid all of the calls and all of the amounts due from him, for the time being, in respect of his shares.

72.	A vote given in accordance with the instructions contained in an instrument appointing a proxy shall be valid notwithstanding the death or bankruptcy of the appointer, or the revocation of the proxy, or the transfer of the shares in respect of which the vote was given as aforesaid, unless notice in writing of the death, revocation or transfer is received at the Office of the Company, or by the chairman of the General Meeting, prior to such vote.

73.	Subject to the Law, an instrument appointing a proxy shall be deemed revoked (i) upon receipt by the Company or the chairman of the meeting, subsequent to receipt by the Company of such instrument, of written notice signed by the person signing such instrument or by the Shareholder appointing such proxy canceling the appointment thereunder (or the authority pursuant to which such instrument was signed) or of an instrument appointing a different proxy, provided such notice of cancellation or instrument appointing a different proxy were so received at the place and within the time for delivery of the instrument revoked thereby as referred to in Article 69 hereof, or (ii) if the appointing shareholder is present in person at the meeting for which such instrument of proxy was delivered, upon receipt by the Chairman of such meeting of written notice from such shareholder of the revocation of such appointment, or if and when such shareholder votes at such meeting. A vote cast in accordance with an instrument appointing a proxy shall be valid notwithstanding the revocation or purported cancellation of the appointment, or the presence in person or vote of the appointing shareholder at a meeting for which it was rendered, unless such instrument of appointment was deemed revoked in accordance with the foregoing provisions of this Article 73 at or prior to the time such vote was cast.

THE BOARD OF DIRECTORS

74.

	74.1.	Subject to the appointment of persons to fill vacancies pursuant to Article 77, the number and identity of directors as in effect at the Effective Time shall remain unchanged for the Initial Term, provided, however, that the term and the procedure for election of each External Director shall be as mandated by and subject to the Companies Law.

	74.2.	Unless the annual General Meeting to be first held in the year 2014 is to be held after the second anniversary of the Effective Time of the Merger, the Company shall convene a General Meeting within 60 days of such second anniversary, and in connection with either such meeting, the Board of Directors of the Company shall resolve by a majority vote, which majority shall include the affirmative vote of at least two Class A Directors and two Class B Directors (other than, for the sake of clarity, the Class A External Director and the Class B External Director), the names of between seven (7) and eleven (11) persons to be proposed to the shareholders of the Company for election as directors of the Company at such meeting to serve until the next annual General Meeting.

	74.3.	This Article 74 may be amended only by the vote of all members of the Board of Directors then in office less one and the vote of the shareholders as provided in Article 138.

75.	Following the Initial Term, and unless otherwise resolved by a Resolution of the General Meeting of the Company:

	75.1.	The number of directors of the Company (including the External Directors) shall be between seven (7) and eleven (11) as determined by the Board of Directors. Any director shall be eligible for re-election upon termination of his term of office. For as long as the Company is a Public Company, as defined in the Law, the Company shall appoint at least 2 (two) External Directors to office, of which at least 1 (one) should possess Accounting and Financial Expertise, as defined in the Law.

	75.2.	Prior to every annual meeting of the Company after the Initial Term, the Board of Directors of the Company shall resolve by a majority vote the names of the persons to be proposed to the shareholders of the Company for election as directors of the Company until the next annual meeting (the “Nominees”). Except for the Nominees, no candidate for the office of a director of the Company may be proposed at an annual General Meeting of the Company unless by no later than January 31st of the calendar year in which the upcoming annual General Meeting will be convened), a notice in writing, signed by shareholders entitled to attend a meeting in respect of which notice has been sent and who are entitled to vote thereat and who hold such number of shares or of voting power in the Company entitling, subject to all law then applicable, said shareholder(s) to propose a candidate for the office of a director of the Company , is delivered to the Office stating the name of candidates for the office of directors instead of the Nominees proposed by the Board of Directors (“Alternate Nominees”).

	75.3.	The Nominees or Alternate Nominees shall be elected by a Resolution at every annual General Meeting, for a term of office which shall end upon the convening of the first annual meeting held after the date of their election.

	75.4.	Every Director shall hold office until the end of the next annual General Meeting following the General Meeting at which he was elected, unless his office is vacated in accordance with Articles 77 or Article 80 below. If at the annual General Meeting no Nominees or Alternate Nominees are elected, the directors then in office shall continue to hold office until the convening of a General Meeting at which Nominees or Alternate Nominees shall be elected.

76.	The directors in their capacity as such shall be entitled to receive remuneration as shall be determined in compliance with the Law and the regulations promulgated thereunder. The conditions (including remuneration) of the terms of office of members of the Board of Directors shall be decided by the Board of Directors, but the same shall be valid only if ratified in the manner required under the Law. The remuneration of directors may be fixed as an overall payment or other consideration and/or as a payment or other consideration in respect of attendance at meetings of the Board of Directors. In addition to his remuneration, each director shall be entitled to be reimbursed, retroactively or in advance, in respect of his reasonable expenses connected with performing his functions and services as a director. Such entitlement shall be determined in accordance with, and shall be subject to, a specific resolution or policy adopted by the Board of Directors regarding such matter.

77.

	77.1.	Subject to the provisions of the Law with regard to External Directors and subject to Article 80 below, the office of a member of the Board of Directors shall be vacated in any one of the following events:

		77.1.1.	if he resigns his office by way of a letter signed by him, submitted to the Office of the Company;

		77.1.2.	if he is declared bankrupt;

		77.1.3.	if he becomes an Incapacitated Person;

		77.1.4.	upon his death;

		77.1.5.	if he is prevented by applicable law from serving as a director of the Company;

		77.1.6.	if the Board terminates his office according to Section 231 of the Law;

		77.1.7.	if a court order is given in accordance with Section 233 of the Law;

		77.1.8.	if he is removed from office by a Resolution at a General Meeting of the Company; provided, however, that during the Initial Term, a Class A Director may be removed only for Cause by the unanimous vote of all other Class A Directors and a Class B Director may be removed only for Cause by the unanimous vote of all other Class B Directors; or

		77.1.9.	if his period of office has terminated in accordance with the provisions of these Articles.

77.2.

	77.2.1.	Until the end of the Initial Term, (i) if the office of one or more of the Class A Directors should be vacated, the remaining Class A Directors (other than, for the sake of clarity, the Class A External Director) shall appoint additional director(s), so that the number of the Class A Directors shall be four (4), provided, that, that with respect to the External Director nominated by Objet under the Merger Agreement (or his or her successor), all other requirements under the Law with respect to the appointment, vacation of office and the removal of External Directors have been met; and (ii) if the office of one or more of the Class B Directors should be vacated, the remaining Class B Directors (other than, for the sake of clarity, the Class B External Director) shall appoint additional director(s), so that the number of the Class B Directors shall be five (5); provided, that, that with respect to the External Director nominated by Stratasys under the Merger Agreement (or his or her successor), all other requirements under the Law with respect to the appointment, vacation of office and the removal of External Directors have been met; and provided, further, that such nomination shall be subject to the prior approval of all of the Class A Directors other than, for the sake of clarity, the Class A External Director.

Following the end of the Initial Term, if the office of a member of the Board of Directors should be vacated, the remaining members of the Board of Directors shall be entitled to act for all purposes for a term of office equivalent to the remaining period of the term of office of the director whose office has been vacated, for as long as their number does not fall below the minimum, for the time being, specified for the directors, as prescribed in Article 75.1 above. Should their number fall below the aforesaid minimum, the directors shall not be entitled to act, except for the appointment of additional directors, or for the purpose of calling a General Meeting for the appointment of additional directors, or for the purpose of calling a General Meeting for the appointment of a new Board of Directors. Notwithstanding the foregoing, the office of an External Director shall be vacated only in accordance with the provisions for the vacation of office and the removal of External Directors under the Law.

OTHER PROVISIONS REGARDING DIRECTORS

78.
	78.1.	Subject to any mandatory provisions of applicable law, a director shall not be disqualified by virtue of his office from holding another office in the Company or in any other company in which the Company is a shareholder or in which it has any other form of interest, or of entering into a contract with the Company, either as seller or buyer or otherwise. Likewise, no contract made by the Company or on its behalf in which a director has any form of interest may be nullified and a director shall not be obliged to account to the Company for any profit deriving from such office, or resulting from such contract, merely by virtue of the fact that he serves as a director or by reason of the fiduciary relationship thereby created, but such director shall be obliged to disclose to the Board of Directors the nature of any such interest at the first opportunity.

A general notice to the effect that a director is a shareholder or has any other form of interest in a particular firm or a particular company and that he must be deemed to have an interest in any business with such firm or company shall be deemed to be adequate disclosure for purposes of this Article in relation to such director, and after such general notice has been given, such director shall not be obliged to give special notice in relation to any particular business with such firm or such company.

	78.2.	Subject to the provisions of the Law and these Articles, the Company shall be entitled to enter into a transaction in which an Office Holder of the Company has a personal interest, directly or indirectly, and may enter into any contract or otherwise transact any business with any third party in which contract or business an Office Holder has a personal interest, directly or indirectly.

79.	Following the Effective Time and until the end of the Initial Term, Mr. S. Scott Crump shall serve in the position of the Chairman of the Board of Directors (the “Chairman of the Board of Directors”). Following the end of the Initial Term, the Board of Directors shall elect one (1) or more of its members to serve as Chairman of the Board of Directors, provided that, subject to the provisions of Section 121(c) of the Law, the Chief Executive Officer of the Company shall not serve as Chairman of the Board of Directors. Notwithstanding anything to the contrary herein, the office of Chairman of the Board of Directors shall be vacated in each of the cases mentioned in Articles 77.1 above and 80 below. If, prior to the end of the Initial Term, there shall be a vacancy in the office of Chairman of the Board of Directors, then Mr. Elan Jaglom shall become Chairman of the Board of Directors. If, (x) subsequent to Mr. Jaglom assuming such position or (y) Mr. Jaglom fails to become Chairman of the Board of Directors for any reason, and prior to the end of the Initial Term there shall again be a vacancy in the office of Chairman of the Board of Directors, the Board of Directors of the Company shall appoint a person to fill such vacancy by a majority vote, which majority shall include the affirmative vote of at least two Class A Directors and two Class B Directors (other than, for the sake of clarity, the Class A External Director and the Class B External Director). The Board of Directors may also elect (a) member(s) to serve as Vice Chairman, who shall have such duties and authorities as the Board of Directors may assign to him.

80.	Subject to the provisions of Articles 74, 77 above and 138 below, the Company may, in a General Meeting, by a Resolution, dismiss any Director within the meaning thereof under Article 1.1 of these Articles, prior to the end of his term of office, and it shall be entitled, by a Resolution, to appoint another individual in his place as a director of the Company. The individual so appointed shall hold such office only for that period of time during which the director whom he replaces would have held office.

CHIEF EXECUTIVE OFFICER

81.

81.1.	The Board of Directors shall, from time to time, appoint a Chief Executive Officer and subject to the provisions of the Law delineate his powers and authorities and his remuneration. Subject to any contract between the Chief Executive Officer and the Company, the directors may dismiss him or replace him at any time they deem fit. Notwithstanding the foregoing, following the Effective Time and until the end of the Initial Term, or unless otherwise determined by a Resolution adopted by a majority vote, which shall include the affirmative vote of all Class A Directors and two Class B Directors, Mr. David Reis shall serve as Chief Executive Officer.

81.2.	The Chief Executive Officer need not be a director or shareholder of the Company.

81.3.	Subject to Article 81.1 above and to the provisions of any contract between the Chief Executive Officer and the Company, all of the same provisions with regard to appointment, resignation and removal from office shall apply to the Chief Executive Officer if he is also a director, as apply to the Elected Directors. The directors shall be entitled from time to time to delegate to the Chief Executive Officer for the time being such of the powers they have pursuant to these Articles as they deem appropriate, and they shall be entitled to grant such powers for such period and for such purposes and on such conditions and with such restrictions as they deem expedient, and they shall be entitled to grant such powers without renouncing the powers and authorities of the Board of Directors in such regard, and they may, from time to time, revoke, annul and alter such delegated powers and authorities, in whole or in part.

81.4.	Subject to the provisions of the Law, the remuneration of the Chief Executive Officer shall be fixed from time to time by the Board of Directors (and shall be approved by the Audit Committee of Directors or a compensation Committee of Directors composed solely of individuals fit to serve on the Audit Committee of Directors, as prescribed by the Law) and it may be in the form of a fixed salary or commissions or a participation in profits, or in any other manner which may be decided by the Board of Directors (and approved by the relevant Committee of Directors).

PROCEEDINGS OF THE BOARD OF DIRECTORS

82.

	82.1.	The Board of Directors shall convene for a meeting at least once every fiscal quarter.

	82.2.	The Board of Directors may meet in order to exercise its powers pursuant to Section 92 of the Law, including without limitation to supervise the Company’s affairs, and it may, subject to the provisions of the Law, adjourn its meetings and regulate its proceedings and operations as it deems fit. It may also prescribe the quorum required for the conduct of business. Until otherwise decided a quorum shall be constituted if a majority of the directors holding office for the time being are present.

	82.3.	Should a director or directors be barred from being present and voting at a meeting of the Board of Directors by virtue of the contents of Section 278 of the Law, the quorum shall be a majority of the directors entitled to be present and to vote at the meeting of the Board of Directors.

83.	Any director or the Auditors, in the event stipulated in Section 169 of the Law, may, at any time, demand the convening of a meeting of the Board of Directors. The Chairman of the Board shall be obliged, on such demand, to call such meeting on the date requested by the director or Chief Executive Officer soliciting such a meeting, provided that proper notice pursuant to Article 84 is given.

84.	Every director shall be entitled to receive notice of meetings of the Board of Directors, and such notice may be in writing or by facsimile, telegram or electronic mail, sent to the last address (whether physical or electronic) or facsimile number given by the director for purposes of receiving notices, provided that the notice shall be given at least a reasonable amount of time prior to the meeting and in no event less than 48 (forty eight) hours prior notice, unless the urgency of the matter(s) to be discussed at the meeting reasonably require(s) a shorter notice period.

85.	Every meeting of the Board of Directors at which a quorum is present shall have all the powers and authorities vested for the time being in the Board of Directors.

86.	Subject to the provisions of these Articles, questions which arise at meetings of the Board of Directors shall be decided by a simple majority of the members of the Board of Directors attending such meeting and voting on such matter. In the case of an equality of votes of the Board of Directors, the Chairman of the Board of Directors shall not have a second or casting vote, and the proposal shall be deemed to be defeated.

If the Chairman of the Board of Directors is not present within 30 (thirty) minutes after the time appointed for the meeting, the directors present shall elect one of their members to preside at such meeting.

87.	The Board of Directors may adopt resolutions, without convening a meeting of the Board of Directors, in any manner permitted by the Law.

88.	The Board of Directors may hold meetings by use of any means of communication, on condition that all participating directors can hear each other at the same time. In the case of a resolution passed by way of a telephone call or any such other means of communication, a copy of the text of the resolution shall be sent, as soon as possible thereafter, to the directors.

GENERAL POWERS OF THE BOARD OF DIRECTORS

89.	The supervision of the Company’s affairs shall be in the hands of the Board of Directors, which shall be entitled to exercise all of the powers and authorities and to perform any act and deed which the Company is entitled to exercise and to perform in accordance with its Memorandum of Association and these Articles or according to law, and in respect of which there is no provision or requirement in these Articles, or in the Law or/and in the U.S. Rules, that same be exercised or done by the shareholders in a General Meeting or by a Committee of Directors.

90.	The Board of Directors may, as it deems fit and subject to any applicable law, delegate to a committee (a “Committee of Directors”) certain of its powers and authorities, in whole or in part to the fullest extent provided by any applicable law. The curtailment or revocation of the powers and authorities of a Committee of Directors by the Board of Directors shall not invalidate a prior act of such Committee of Directors or an act taken in accordance with its instructions, which would have been valid had the powers and authorities of the Committee of Directors not been altered or revoked by the Board of Directors. Subject to applicable law, a Committee of Directors may be comprised of one (1) director or of several directors, and in the case of a Committee of Directors that is appointed to advise the Board of Directors only, persons who are not directors may be appointed to it.Notwithstanding the foregoing, during the Initial Term, unless otherwise agreed in writing by a majority of the Board of Directors, including at least two Class A Directors and two Class B Directors (other than, for the sake of clarity, the Class A External Director and the Class B External Director), each Committee of Directors shall have an equal number of Class A Directors or Class A External Director, on the one hand, and Class B Directors or Class B External Director, on the other hand. In addition, the powers of any chairman of a Committee of Directors (including the Executive Committee) with respect to the operation of such committee shall be the same as the Chairman of the Board of Directors hereunder and under the Law, mutatis mutandis.

91.	The meetings and proceedings of every such Committee of Directors which is comprised of 2 (two) or more members shall be conducted in accordance with the provisions contained in these Articles in regard to the conduct of meetings and proceedings of the Board of Directors to the extent that the same are suitable for such committee, and so long as no provisions have been adopted in replacement thereof by the Board of Directors.

92.	Notwithstanding anything else herein to the contrary, at the Effective Time, the Company shall constitute an Executive Committee whose duties will be to implement the Company’s business strategy and the post-Merger integration following the Effective Time, subject to approval by the Company’s Board of any actions to be taken outside of the ordinary course of the Company’s business. During the Initial Term and unless otherwise resolved by a majority of the Board anytime thereafter (a) the Executive Committee shall consist of four members of the Board of Directors as listed in the Merger Agreement; (b) any vacancies on the Executive Committee during the Initial Term will be filled as follows: should there be a vacancy of a Class A Director or Class A External Director on the Executive Committee, then the Chairman of the Executive Committee shall nominate another director to serve on the committee, with the consent of the Chairman of the Board of Directors, and should there be a vacancy of a Class B Director on the Executive Committee, then the Chairman of the Board of Directors shall nominate another director to serve on the committee, with the consent of the Chairman of the Executive Committee and; (c) Mr. Elan Jaglom will serve as Chairman of the Executive Committee; and (d) the Company’s Chief Executive Officer will be an observer to the Executive Committee. Unless otherwise resolved by the Executive Committee, the chairman of the Executive Committee may and, upon request of any member serving on the Executive Committee, shall convene a meeting of said committee, and set the agenda thereof. A quorum for a convened meeting shall be a majority of the members thereof. Meetings may be held in the same manner as permitted by Article 88 hereof. The Executive Committee shall record minutes of its meetings.

RATIFICATION OF ACTIONS

93.	Subject to the Law, all acts taken in good faith by the Board of Directors and/or a Committee of Directors or by an individual acting as a member thereof shall be valid even if it is subsequently discovered that there was a defect in the appointment of the Board of Directors, the Committee of Directors or the member, as the case may be, or that the members, or one of them, was/were disqualified from being appointed as a director/s or to a Committee of Directors.

94.

	94.1.	The Board of Directors or any Committee of Directors may ratify any act the performance of which at the time of the ratification was within the scope of the authority of the Board of Directors or the relevant Committee of Directors.

	94.2.	The General Meeting shall be entitled to ratify any act taken by the Board of Directors and/or any Committee of Directors without authority or which was tainted by some other defect.

	94.3.	From the time of the ratification, every act ratified as aforesaid, shall be treated as though lawfully performed from the outset.

95.	The Board of Directors may, from time to time, in its absolute discretion, borrow or secure any amounts of money required by the Company for the conduct of its business.

96.	The Board of Directors shall be entitled to raise or secure the repayment of an amount obtained by them, in such way and on such conditions and times as they deem fit. The Board of Directors shall be entitled to issue documents of undertaking, such as options, debentures or debenture stock, whether linked or redeemable, convertible debentures or debentures convertible into other securities, or debentures which carry a right to purchase shares or to purchase other securities, or any mortgage, pledge, collateral or other charge over the property of the Company and its undertaking, in whole or in part, whether present or future, including the uncalled share capital or the share capital which has been called but not yet paid.

The deeds of undertaking, debentures of various types or other forms of collateral security may be issued at a discount, at a premium or otherwise and with such preferential or deferred or other rights, as the Board of Directors shall, from time to time, decide.

SIGNING POWERS

97.	Subject to any other resolution on the subject passed by the Board of Directors, the Company shall be bound only pursuant to a document in writing bearing its seal or its rubber stamp or its printed name, and the signature of whomever may be authorized by the Board of Directors, which shall be entitled to empower any person, either alone or jointly with another, even if he is not a shareholder of the Company or a director, to sign and act in the name and on behalf of the Company.

98.	The Board of Directors shall be entitled to prescribe separate signing power in regard to different businesses of the Company and in respect of the limit of the amounts in respect of which various persons shall be authorized to sign.

SECRETARY, OFFICE-HOLDERS, CLERKS AND REPRESENTATIVES

99.	The Board of Directors shall be entitled, from time to time, to appoint, or to delegate to the Chief Executive Officer, either alone or together with other persons designated by the Board of Directors, the ability to appoint Office Holders (other than directors), a Secretary for the Company, employees and agents to such permanent, temporary or special positions, and to specify and change their titles, authorities and duties, and may set, or delegate to the Chief Executive Officer, either alone or together with other persons designated by the Board of Directors, the ability to set salaries, bonuses and other compensation of any employee or agent who is not an Office Holder. Salaries, bonuses and compensation of Office Holders who are not directors shall be determined and approved by the Chief Executive Officer, and/or in such other manner as may be required from time to time under the Law. The Board of Directors, or the Chief Executive Officer, either alone or together with other persons designated by the Board of Directors, (in the case of any Office Holder, employee or agent appointed thereby), shall be entitled at any time, in its, his or their (as applicable) sole and absolute discretion, to terminate the services of one of more of the foregoing persons (in the case of a director, however, subject to compliance with Article 77 above).

100.	The Board of Directors and the Chief Executive Officer may from time to time and at any time empower any person to serve as representative of the Company for such purposes and with such powers and authorities, instructions and discretions for such period and subject to such conditions as the Board of Directors (or the Chief Executive Officer, as the case may be) shall deem appropriate. The Board of Directors may (or the Chief Executive Officer, as the case may be) grant such person, inter alia, the power to transfer the authority, powers and discretions vested in him, in whole or in part. The Board of Directors may (or the Chief Executive Officer, as the case may be), from time to time, revoke, annul, vary or change any such power or authority, or all such powers or authorities collectively.

DIVIDENDS, BONUS SHARES, FUNDS AND CAPITALIZATION OF FUNDS AND PROFITS

101.	The Board of Directors may, prior to recommending any dividend, set aside out of the profits of the Company such amounts as it deems fit for a reserve fund for extraordinary purposes or for the equalization of dividends or for special dividends, or for the repair, improvement, maintenance or replacement of the property of the Company, or for any other purpose, as the Board of Directors, in its sole and absolute discretion, shall deem expedient.

102.	The Board of Directors shall be entitled to invest the amounts set aside as aforesaid in Article 101 above in any investments whatsoever, as it may deem fit, and from time to time deal with such investments and vary same, and make use thereof, as it deems fit, and it may divide the reserve fund into special funds in such manner as it deems fit, and may utilize a fund or part thereof for the business of the Company, without being obliged to keep same separate from the remaining assets of the Company.

103.	Unless otherwise permitted by the Law, no dividends shall be paid other than out of the Profits of the Company as such term is defined in the Law.

104.	The Board of Directors may decide on the payment of a dividend or on the distribution of bonus shares.

105.	A dividend in cash or bonus shares shall be paid or distributed, as the case may be, equally to the holders of the Ordinary Shares registered in the Register, pro rata to the nominal amount of capital paid up or credited as paid up on the shares, without reference to any premium which may have been paid thereon. However an amount paid on account of a share prior to the payment thereof having been called, or prior to the due date for payment thereof, and on which the Company is paying interest, shall not be taken into account for purposes of this Article as an amount paid-up on account of the share.

106.	Unless other instructions are given, it shall be permissible to pay any dividend by way of a check or payment order to be sent by post to the registered address of the shareholder or the Person entitled thereto, or in the case of joint shareholders being registered, to the shareholder whose name stands first in the Register in relation to the joint shareholding. Every such check shall be made in favor of the person to whom it is sent. A receipt by the person whose name, on the date of declaration of the dividend, was registered in the Register as the owner of the shares, or in the case of joint holders, by one of the joint holders, shall serve as a discharge with regard to all the payments made in connection with such share.

The directors shall be entitled to invest any dividend which has not been claimed for a period of 1 (one) year after having been declared, or to make use thereof in any other way for the benefit of the Company until such time as it is claimed. The Company shall not be obliged to pay interest or linkage in respect of an unclaimed dividend.

107.	Unless otherwise specified in the terms of issue of shares or of securities convertible into, or which grant a right to purchase, shares, any shares that are fully paid-up or credited as paid-up shall at any time confer on their holders the right to participate in the full dividends and in any other distribution for which the determining date for the right to receive the same is the date at which the aforesaid shares were fully paid-up or credited as fully paid-up, as the case may be, or subsequent to such date.

108.	A dividend or other beneficial rights in respect of shares shall not bear interest.

109.	The Board of Directors shall be entitled to deduct from any dividend or other beneficial rights, all amounts of money which the holder of the share in respect of which the dividend is payable or in respect of which the other beneficial rights were given, may owe to the Company in respect of such share, whether or not the due date for payment thereof has arrived.

110.	The Board of Directors shall be entitled to retain any dividend or bonus shares or other beneficial rights in respect of a share in relation to which the Company has a lien, and to utilize any such amount or the proceeds received from the sale of any bonus shares or other beneficial rights, for the discharge of the debts or liabilities in respect of which the Company has a lien.

111.	The Board of Directors may decide that a dividend is to be paid in whole or in part, by way of a distribution of assets of the Company in kind, including by way of debentures or debenture stock of the Company, or shares or debentures or debenture stock of any other company, or in any other way.

112.

112.1.	The Board of Directors may, at any time and from time to time, decide that any portion of the amounts standing for the time being to the credit of any capital fund (including a fund created as a result of a revaluation of the assets of the Company), or which are held by the Company as Profits available for distribution, shall be capitalized for distribution subject to and in accordance with the provisions of the Law and of these Articles, amongst those shareholders who are entitled thereto and pro rata to their entitlement under these Articles, provided that the same shall not be paid in cash but shall serve for the payment up in full either at par or with a premium as prescribed by the Company, of shares which have not yet been issued or of debentures of the Company which shall be allotted and distributed amongst the shareholders in the aforesaid ratio as fully paid-up shares or debentures.

112.2.	The Board of Directors shall be entitled to distribute bonus shares and to decide that the bonus shares shall be of the same class which confers on the shareholders or the Persons entitled thereto the right to participate in the distribution of bonus shares, or may decide that the bonus shares shall be of a uniform class to be distributed to each of the shareholders or Persons entitled to shares as aforesaid, without reference to the class of shares conferring the right to participate in the distribution on the holders of the shares or the Persons entitled thereto as aforesaid.

113.

	113.1.	In every case that the Company issues bonus shares by way of a capitalization of profits or funds at a time at which securities issued by the Company are in circulation and confer on the holders thereof rights to convert the same into shares in the share capital of the Company, or options to purchase shares in the share capital of the Company (such rights of conversion or options shall henceforth be referred to as the “Rights”), the Board of Directors shall be entitled (in a case that the Rights or part thereof shall not be otherwise adjusted in accordance with the terms of their issue) to transfer to a special fund designated for the distribution of bonus shares in the future (to be called by any name that the Board of Directors may decide on and which shall henceforth be referred to as the “Special Fund”) an amount equivalent to the nominal amount of the share capital to which some or all of the Rights holders would have been entitled as a result of the issue of bonus shares, had they exercised their Rights prior to the determining date for the right to receive bonus shares, including rights to fractions of bonus shares, and in the case of a second or additional distribution of bonus shares in respect of which the Company acts pursuant to this Article, including entitlement stemming from a previous distribution of bonus shares.

	113.2.	In the case of the allotment of shares by the Company as a consequence of the exercise of entitlement by the owners of shares in those cases in which the Board of Directors has made a transfer to the Special Fund in respect of the Rights pursuant to Article 113.1 above, the Board of Directors shall allot to each such shareholder, in addition to the shares to which he is entitled by virtue of having exercised his rights, such number of fully paid-up shares the nominal value of which is equivalent to the amount transferred to the Special Fund in respect of his rights, by way of a capitalization to be effected by the Board of Directors of an appropriate amount out of the Special Fund. The Board of Directors shall be entitled to decide on the manner of dealing with rights to fractions of shares in its sole discretion.

	113.3.	If after any transfer to the Special Fund has been made the Rights should lapse, or the period should end for the exercise of Rights in respect of which the transfer was effected without such Rights being exercised, then any amount which was transferred to the Special Fund in respect of the aforesaid unexercised Rights shall be released from the Special Fund, and the Company may deal with the amount so released in any manner it would have been entitled to deal therewith had such amount not been transferred to the Special Fund.

114.	For the implementation of any resolution regarding a distribution of shares or debentures by way of a capitalization of profits as aforesaid, the Board of Directors may:

	114.1.	Resolve any difficulty which arises or may arise in regard to the distribution in such manner as it deems fit and may take all of the steps that it deems expedient in order to overcome such difficulty.

	114.2.	Issue certificates in respect of fractions of shares, or decide that fractions of less than an amount to be decided by the Board of Directors shall not be taken into account for purposes of adjusting the rights of the shareholders or may sell the fractions of shares and pay the proceeds (net) to the Persons entitled thereto.

114.3.	Sign, or appoint a Person to sign, on behalf of the shareholders on any contract or other document which may be required for purposes of giving effect to the distribution, and, in particular, shall be entitled to sign or appoint a Person who shall be entitled to appoint and submit a contract as referred to in Sections 291 and 292 of the Law.

114.4.	Make any arrangement or other scheme which is required in the opinion of the Board of Directors in order to facilitate the distribution.

115.	The Board of Directors shall be entitled, as it deems appropriate and expedient, to appoint trustees or nominees for those registered shareholders who have failed to notify the Company of a change of their address and who have not applied to the Company in order to receive dividends, shares or debentures out of capital, or other benefits during the aforesaid period. Such trustees or nominees shall be appointed for the use, collection or receipt of dividends, shares or debentures out of capital and rights to subscribe for shares which have not yet been issued and which are offered to the shareholders but they shall not be entitled to transfer the shares in respect of which they were appointed, or to vote on the basis of holding such shares. In all of the terms and conditions governing such trusts and the appointment of such nominees it shall be stipulated by the Company that upon the first demand by a beneficial holder of a share being held by the trustee or nominee, such trustee or nominee shall be obliged to return to such shareholder the share in question and/or all of those rights held by it on the shareholder’s behalf (all as the case may be). Any act or arrangement effected by any such nominees or trustee and any agreement between the Board of Directors and a nominee or trustee shall be valid and binding in all respects.

116.	The Board of Directors may from time to time prescribe the manner for payment of dividends or the distribution of bonus shares and the arrangement connected therewith. Without derogating from the generality of the foregoing, the Board of Directors shall be entitled to pay any dividends or moneys in respect of shares by sending a check via the mails to the address of the holder of registered shares according to the address registered in the register of shareholders of the Company. Any dispatch of a check as aforesaid shall be done at the risk of the shareholder.

In those cases in which the Board of Directors specifies the payment of a dividend, distribution of shares or debentures out of capital, or the grant of a right to subscribe for shares which have not yet been issued and which are offered to the shareholders against the delivery of an appropriate coupon attached to any share certificate, such payment, distribution or grant of right to subscribe against a suitable coupon to the holder of such coupon, shall constitute a discharge of the Company’s debt in respect of such operation as against any person claiming a right to such payment, distribution or grant of right to subscribe, as the case may be.

117.	If two (2) or more Persons are registered as joint holders of a share, each of them shall be entitled to give a valid receipt in respect of any dividend, share or debenture out of capital, or other moneys, or benefits, paid or granted in respect of such share.

BOOKS OF THE COMPANY

118.	The Board of Directors shall comply with all the provisions of the Law in regard to the recording of charges and the keeping and maintaining of a register of directors, register of shareholders and register of charges.

119.	Any book, register and record that the Company is obliged to keep in accordance with the Law or pursuant to these Articles shall be recorded in a regular book, or by technical, mechanical or other means, as the Board of Directors shall decide.

120.	Subject to and in accordance with the provisions of Sections 138 to 139, inclusive, of the Law, the Company may cause supplementary registers to be kept in any place outside Israel as the Board of Directors may think fit, and, subject to all applicable requirements of law, the Board of Directors may from time to time adopt such rules and procedures as it may think fit in connection with the keeping of such branch registers.

BOOKS OF ACCOUNT

121.	The Board of Directors shall keep proper books of account in accordance with the provisions of the Law. The books of account shall be kept at the Office, or at such other place or places as the Board of Directors shall deem expedient, and shall at all times be open to the inspection of members of the Board of Directors. A shareholder of the Company who is not a member of the Board of Directors shall not have the right to inspect any books or accounts or documents of the Company, unless such right has been expressly granted to him by the Law, or if he has been permitted to do so by the Board of Directors or by the shareholders based on a Resolution adopted at a General Meeting.

122.	The Board of Directors shall from time to time arrange and submit to the General Meeting a balance sheet and statement of income of the Company.

A copy of the balance sheet and the statement of income shall be delivered to the shareholders registered in the Register in the manner prescribed in regard to the giving of notices, at least seven days prior to the meeting.

The provisions of this Article shall not make it obligatory to send a copy of the aforesaid documents to a shareholder whose address is unknown to the Company, or to more than one joint holder of a share. Any shareholder to whom a copy of the aforesaid documents is not sent, and also a person who produces to the Company a certificate from a bank to the effect that shares of the Company are held for him at such bank, shall be entitled to request to receive copies of such documents at the Office of the Company.

123.	At least once each year the accounts of the Company and the correctness of the statement of income and the balance sheet shall be audited and confirmed by an independent auditor or auditors.

124.	The Company shall, in an annual General Meeting, appoint an independent auditor or auditors who shall hold such position until the next annual General Meeting, and their appointment, remuneration and rights and duties shall be subject to the provisions of the Law, provided, however, that in exercising its authority to fix the remuneration of the auditor(s), the shareholders in an annual General Meeting may, by a Resolution, act (and in the absence of any action in connection therewith shall be deemed to have so acted) to authorize the Board of Directors to fix such remuneration subject to such criteria or standards, if any, as may be provided in such Resolution, and if no such criteria or standards are so provided, such remuneration shall be fixed in an amount commensurate with both the volume and nature of the services rendered by the auditor(s). By an act appointing such auditors, the Company may appoint the auditor(s) to serve for a period of up to the end of completion of the audit of the yearly financial statements for the three (3) year period then ended.

125.	The auditors shall be entitled to receive notices of every General Meeting of the Company and to attend such meetings and to express their opinions on all matters pertaining to their function as the auditors of the Company.

126.	Subject to the provisions of the Law and the U.S. Rules, any act carried out by the auditors of the Company shall be valid as against any person doing business in good faith with the Company, notwithstanding any defect in the appointment or qualification of the auditors.

127.	For as long as the Company is a Public Company, as defined in the Law, it shall appoint an internal auditor possessing the authorities set forth in the Law. The internal auditor of the Company shall present all of its proposed work plans to the Audit Committee of Directors, which shall have the authority to approve them, subject to any modifications in its discretion.

NOTICES

128.

	128.1.	The Company may serve any written notice or other document on a shareholder by way of delivery by hand, by facsimile transmission or by dispatch by prepaid registered mail to his address as recorded in the Register, or if there is no such recorded address, to the address given by him to the Company for the sending of notices to him.

	128.2.	Any shareholder may serve any written notice or other document on the Company by way of delivery by hand at the Office, by facsimile transmission to the Company or by dispatch by prepaid registered mail to the Company at the Office.

	128.3.	Any notice or document which is delivered or sent to a shareholder in accordance with these Articles shall be deemed to have been duly delivered and sent in respect of the shares held by him (whether in respect of shares held by him alone or jointly with others), notwithstanding the fact that such shareholder has died or been declared bankrupt at such time (whether or not the Company knew of his death or bankruptcy), and shall be deemed to be sufficient delivery or dispatch to heirs, trustees, administrators or transferees and any other persons (if any) who have a right in the shares.

	128.4.	Any such notice or other document shall be deemed to have been served:

		128.4.1.	in the case of mailing, 48 hours after it has been posted, or when actually received by the addressee if sooner than 48 hours after it has been posted;

		128.4.2.	in the case of overnight air courier, on the next day following the day sent, with receipt confirmed by the courier, or when actually received by the addressee if sooner;

		128.4.3.	in the case of personal delivery, when actually tendered in person to such shareholder;

		128.4.4.	in the case of facsimile or other electronic transmission (including email), the next day following the date on which the sender receives automatic electronic confirmation by the recipient’s facsimile machine or computer or other device that such notice was received by the addressee; or

	128.4.5.	in the case a notice is, in fact, received by the addressee, when received, notwithstanding that it was defectively addressed or failed, in some other respect, to comply with the provisions of this Article 128.

129.	Any shareholder whose address is not described in the Register, and who shall not have designated in writing an address for the receipt of notices, shall not be entitled to receive any notice from the Company. In the case of joint holders of a share, the Company shall be entitled to deliver a notice by dispatch to the joint holder whose name stands first in the Register in respect of such share.

130.	Whenever it is necessary to give notice of a particular number of days or a notice for another period, the day of delivery shall be counted in the number of calendar days or the period, unless otherwise specified.

131.	Written notice by the Company of a General Meeting, containing the information required to be set forth in such notice under these Articles, shall be delivered to every shareholder on the Register at least 21 (twenty-one) days prior to its being convened and otherwise as provided in Section 69 of the Companies Law.

INSURANCE, INDEMNITY AND EXCULPATION

132.	Subject to the provisions of the Law, the Company shall be entitled to enter into a contract to insure all or part of the liability of an Office Holder of the Company, imposed on him in consequence of an act which he has performed by virtue of being an Office Holder, in respect of any of the following:

	132.1.	The breach of a duty of care to the Company or to any other Person;

	132.2.	The breach of a fiduciary duty to the Company, provided that the Office Holder acted in good faith and had reasonable grounds for believing that the action would not adversely affect the best interests of the Company;

	132.3.	A pecuniary liability imposed on him in favor of any other person in respect of an act done in his capacity as an Office Holder.

133.	Subject to the provisions of the Law, the Company shall be entitled to indemnify an Office Holder of the Company, to the fullest extent permitted by the Law. Subject to the provisions of the Law, including the receipt of all approvals as required therein or under any applicable law, the Company may resolve retroactively to indemnify an Office Holder with respect to the following liabilities and expenses, provided, in each of the below cases, that such liabilities or expenses were incurred by such Office Holder in such Office Holder’s capacity as an Office Holder of the Company:

	133.1.	a monetary liability imposed on him in favor of a third party in any judgment, including any settlement confirmed as judgment and an arbitrator’s award which has been confirmed by the court, in respect of an act performed by the Office Holder by virtue of the Office Holder being an Office Holder of the Company; provided, however, that: (a) any indemnification undertaking with respect to the foregoing shall be limited (i) to events which, in the opinion of the Board of Directors, are foreseeable in light of the Company’s actual operations at the time of the granting of the indemnification undertaking and (ii) to an amount or by criteria determined by the Board of Directors to be reasonable in the given circumstances; and (b) the events that in the opinion of the Board of Directors are foreseeable in light of the Company’s actual operations at the time of the granting of the indemnification undertaking are listed in the indemnification undertaking together with the amount or criteria determined by the Board of Directors to be reasonable in the given circumstances;

	133.2.	reasonable litigation expenses, including legal fees, paid for by the Office Holder, in an investigation or proceeding conducted against such Office Holder by an agency authorized to conduct such investigation or proceeding, and which investigation or proceeding: (i) concluded without the filing of an indictment against such Office Holder and without there having been a monetary liability imposed against such Office Holder in lieu of a criminal proceeding; (ii) concluded without the filing of an indictment against such Office Holder but with there having been a monetary liability imposed against such Office Holder in lieu of a criminal proceeding for an offense that does not require proof of criminal intent; or (iii) involves financial sanction; and

	133.3.	reasonable litigation expenses, including legal fees, paid for by the Office Holder, or which the Office Holder is obligated to pay under a court order, in a proceeding brought against the Office Holder by the Company, or on its behalf, or by a third party, or in a criminal proceeding in which the Office Holder is found innocent, or in a criminal proceeding in which the Office Holder was convicted of an offense that does not require proof of criminal intent.

	133.4.	For purposes of Article 133.2 above:

		133.4.1.	the “conclusion of a proceeding without the filing of an indictment” regarding a matter in which a criminal proceeding was initiated, means the closing of a file pursuant to Section 62 of the Israeli Criminal Procedure Law [Consolidated Version], 5742-1982 (the “Criminal Procedure Law”) or a stay of process by Israel’s Attorney General pursuant to Section 231 of the Criminal Procedure Law; and

		133.4.2.	a “monetary liability imposed…in lieu of a criminal proceeding” means a monetary obligation imposed by law as an alternative to a criminal proceeding, including, without limitation, an administrative fine pursuant to the Israeli Administrative Offenses Law, 5746-1982, a fine for committing an offense categorized as a finable offense pursuant to the provisions of the Criminal Procedure Law, or a penalty.

	133.5.	The Company may undertake to indemnify an Office Holder as aforesaid: (i) prospectively, provided that the undertaking is limited to categories of events which in the opinion of the Board of Directors can be foreseen when the undertaking to indemnify is given, and to an amount set by the Board of Directors as reasonable under the circumstances, and (ii) retroactively.

134.	Subject to the provisions of the Companies Law including the receipt of all approvals as required therein or under any applicable law, the Company may, to the maximum extent permitted by law, exempt and release, in advance, any Office Holder from any liability for damages arising out of a breach of a duty of care towards the Company.

135.

	135.1.	Any amendment to the Companies Law adversely affecting the right of any Office Holder to be indemnified or insured pursuant to Articles 132 to 134 and any amendments to Articles 132 to 134 shall be prospective in effect, and shall not affect the Company’s obligation or ability to indemnify or insure an Office Holder for any act or omission occurring prior to such amendment, unless otherwise provided by applicable law.

	135.2.	The provisions of Articles 132 to 134 are not intended, and shall not be interpreted so as to restrict the Company, in any manner, in respect of the procurement of insurance and/or in respect of indemnification and/or exculpation, in favor of any person who is not an Office Holder, including, without limitation, any employee, agent, consultant or contractor of the Company who is not an Office Holder; and/or any Office Holder to the extent that such insurance and/or indemnification is not specifically prohibited under law.

WINDING-UP AND REORGANIZATION

136.	Should the Company be wound up and the assets of the Company made available for distribution among shareholders be insufficient to repay all of the Company’s paid-up capital, such assets shall be divided in a manner whereby the losses shall, as far as possible, be borne by the shareholders pro rata to the nominal value of the paid-up capital on the shares held by each of them, and, if at the time of the winding-up, the property of the Company available for distribution among the shareholders should exceed the amount sufficient for the repayment of the full nominal value of the paid-up capital at the time of commencement of the winding-up, the surplus shall be distributed to the shareholders pro rata to the paid-up capital held by each of them. In furtherance of the foregoing, the holders of Ordinary Shares shall be entitled to share equally, on a per share basis, all assets of the Company of whatever kind available for distribution to the holders of Ordinary Shares upon such winding up.

137.	Upon the sale of the Company’s assets, the directors may, or in the case of a liquidation, the liquidators may, if authorized to do so by a Resolution of the Company, accept fully or partly paid-up shares, or securities of another company, Israeli or non-Israeli, whether in existence at such time or about to be formed, in order to purchase the property of the Company, or part thereof, and to the extent permitted under the Law, the directors may (or in the case of a liquidation, the liquidators may) distribute the aforesaid shares or securities or any other property of the Company among the shareholders without realizing the same, or may deposit the same in the hands of trustees for the shareholders, and the General Meeting by a Resolution may decide, subject to the provisions of the Law, on the distribution or allotment of cash, shares or other securities, or the property of the Company and on the valuation of the aforesaid securities or property at such price and in such manner as the shareholders at such General Meeting shall decide, and all of the shareholders shall be obliged to accept any valuation or distribution determined as aforesaid and to waive their rights in this regard, except, in a case in which the Company is about to be wound-up and is in the process of liquidation, for those legal rights (if any) which, according to the provisions of the Law, may not be changed or modified.

SPECIAL VOTE RELATING TO INITIAL TERM

138.	During the Initial Term, the provisions of any Article under these Articles which applies only during the Initial Term, including, without limitation, Articles 74, 77.2.1, 79, 80, 81, 91, 99 and this Article 138, may only by amended, replaced or suspended by a Resolution adopted by a majority of 75% of the voting power in the Company.